FOR IMMEDIATE RELEASE
i2Telecom
Investor Relations Contact:                      Public Relations Contact:
Andrew Hellman                                   Kelly Cinelli or Veronica Welch
CEOcast                                          CW&R Partners
(212)732-4300                                    (508) 222-4802
adhellman@ceocast.com                            kelly@cwrpartners.com or
---------------------                            ---------------------
                                                 ronnie@cwrpartners.com
                                                 ----------------------


                  i2Telecom Announces Repayment of Senior Debt

   Transaction Moves Company Closer Toward Debt-Free Status; Company To Save
                Approximately $1 Million on Annual Debt Expense

ATLANTA--March 5, 2007--i2Telecom  International,  Inc. ("i2Telecom(R)") (OTCBB:
ITUI), a pioneer in  ultra-portable  high quality  Voice-over-Internet  Protocol
(VoIP) products and services, today announced that it has repaid in full its outstanding loans to Troon & Co. and two private investors (the "Lenders"). The loans were originally structured in the form of senior loans with an aggregate principal amount of $1,200,000. To fund the repayment of the debt, the Company utilized a combination of cash flow from operations and funds raised in recent private placements. Over the past 90 days, the Company has reduced the annual expenses associated with its indebtedness by approximately $1 million.

"We believe the Company is now well-positioned to grow its business through organic growth, expanding relationships with high profile customers and capitalizing on new strategic opportunities," commented Paul Arena, Chief Executive Officer of i2Telecom International, Inc. "This transaction eliminates a great deal of uncertainty regarding our financial condition and should favorably impact our relationships with customers. The elimination of our senior debt provides further evidence of management's commitment to financial integrity and strengthens our ability to capitalize on new revenue-generating business opportunities that should allow the Company's operations to become cash-flow-positive in the near future."

"During the last 90 days we have raised approximately $6 million in new capital, of which only $1 million represents a loan, and that obligation matures in 2008. Additionally, we have collectively retired over $6 million in debt through a combination of cash payments and negotiated settlements. The Company is now in a better position than ever before to capitalize on its business opportunities and monetize its intellectual property." Pursuant to an agreement between i2Telecom and the Lenders, the Company recently delivered a principal reduction payment of approximately $1.3 million to the Lenders, which included a loan extension fee and all accrued interest. The loan extension fee was a negotiated provision that enabled the Company to previously extend the loan. The debt was not convertible into common stock, and the Lenders' 5.2 million warrants exercisable at an average of $0.125 each were exercised on a "cashless basis" into approximately
2.8 million restricted shares of common stock of the Company as part of the debt retirement agreement.

About i2Telecom International, Inc. i2Telecom

International, Inc. (OTCBB: ITUI) is a pioneer in ultra-portable high quality Voice-over Internet Protocol (VoIP) products and services employing best-of-breed VoIP technology. The Company has operations in Atlanta, Georgia and controls its own proprietary and patent-pending technology, and uses a combination of its own network and the Internet to deliver high-quality phone calls, streaming video and text chat. i2Telecom International provides VoiceStick(R), InternetTalker(R), Digital Communications Portal communications and microgateway adapters for VoIP long-distance streaming video, text chat and other enhanced communication services to subscribers. Its proprietary technology platform is compliant with the Session Initiation Protocol ("SIP") telecommunications industry standard. i2Telecom International's revenue model includes recurring monthly subscriptions and prepaid services, as well as revenue from the sale of its integrated access devices, call minute termination fees and royalties from original equipment manufacturers. For additional information visit www.i2telecom.com or www.voicestick.com or call 404-567-4750.


SAFE HARBOR Statement Under the Private Securities Litigation Reform Act. With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors which are outside the control of the company. Actual results and developments may differ materially from those contemplated by these statements depending on such factors as changes in general economic conditions and financial or equity markets, technological changes, and other business risk factors. i2Telecom(R) does not assume, and expressly disclaims, any obligation to update these forward-looking statements.
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